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EXHIBIT 99.1

WellPoint Health Networks Inc. Announces Proposed Public Offering of Notes

June 7, 2001

    THOUSAND OAKS, Calif.—WellPoint Health Networks Inc. (NYSE: WLP) today announced that it plans to issue senior notes due 2006. The offering is expected to be priced the week of June 11th.

    The notes will be registered with the Securities and Exchange Commission under WellPoint's currently effective shelf registration. WellPoint intends to use the proceeds of the notes to repay outstanding indebtedness under its revolving credit facilities. This announcement does not constitute an offer of any of these securities for sale.

    WellPoint serves the health care needs of nearly 9.8 million medical and more than 40 million specialty members nationally through Blue Cross of California in California, Blue Cross and Blue Shield of Georgia in Georgia, and UNICARE throughout other parts of the country. WellPoint offers a broad spectrum of quality network-based health products including open access PPO, POS and hybrid products, HMO and specialty products. Specialty products include pharmacy benefit management, dental, utilization management, vision, mental health, life and disability insurance, long term care insurance, flexible spending accounts, COBRA administration, and Medicare supplements.

    Offers for the notes will be made only by means of a separate final prospectus supplement for the offering, which can be obtained by contacting WellPoint Health Networks Inc., 1 WellPoint Way, Thousand Oaks, CA 91362, attention John Cygul, Vice President, Investor and Corporate Communications.

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WellPoint Health Networks Inc. Announces Proposed Public Offering of Notes